Filed Pursuant to Rule 433

Registration No. 333-197128

September 2, 2014

Supplementing the Preliminary

Prospectus Supplement dated September 2, 2014

(To Prospectus dated June 30, 2014)

Marathon Petroleum Corporation

Final Pricing Terms

September 2, 2014

Issuer:	Marathon Petroleum Corporation
Net proceeds (before expenses) to the Issuer:	$1,917,908,500

3.625% Senior Notes due 2024

Size:	$750,000,000
Maturity:	September 15, 2024
Coupon:	3.625%
Price to Public:	99.641%
Yield to Maturity:	3.668%
Spread to Benchmark Treasury:	+125 bps
Benchmark Treasury:	2.375% due August 15, 2024
Benchmark Treasury Yield:	2.418%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015, to holders of record at the close of business on the preceding March 1 and September 1, respectively
Make-Whole Call:	T+20 bps (at any time before June 15, 2024)
Par Call:	At any time after June 15, 2024
Settlement:	T+3; September 5, 2014
CUSIP/ISIN:	56585AAG7 / US56585AAG76
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:	Mitsubishi UFJ Securities (USA), Inc. Citigroup Global Markets Inc. RBS Securities Inc. Barclays Capital Inc. Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	DNB Markets, Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC The Williams Capital Group, L.P.

4.750% Senior Notes due 2044

Size:	$800,000,000
Maturity:	September 15, 2044
Coupon:	4.750%
Price to Public:	98.862%
Yield to Maturity:	4.822%
Spread to Benchmark Treasury:	+165 bps
Benchmark Treasury:	3.375% due May 15, 2044
Benchmark Treasury Yield:	3.172%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015 to holders of record at the close of business on the preceding March 1 and September 1, respectively
Make-Whole Call:	T+25 bps (at any time before March 15, 2044)
Par Call:	At any time after March 15, 2044
Settlement:	T+3; September 5, 2014
CUSIP/ISIN:	56585AAH5 / US56585AAH59
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:

RBS Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Co-Managers:	Deutsche Bank Securities Inc. Fifth Third Securities, Inc. U.S. Bancorp Investments, Inc. UBS Securities LLC Wells Fargo Securities, LLC

5.000% Senior Notes due 2054

Size:	$400,000,000
Maturity:	September 15, 2054

Coupon:	5.000%
Price to Public:	98.770%
Yield to Maturity:	5.072%
Spread to Benchmark Treasury:	+190 bps
Benchmark Treasury:	3.375% due May 15, 2044
Benchmark Treasury Yield:	3.172%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015, to holders of record at the close of business on the preceding March 1 and September 1, respectively
Make-Whole Call:	T+30 bps (at any time before March 15, 2054)
Par Call:	At any time after March 15, 2054
Settlement:	T+3; September 5, 2014
CUSIP/ISIN:	56585AAJ1 / US56585AAJ16
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:

RBS Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Co-Managers:	Deutsche Bank Securities Inc. Fifth Third Securities, Inc. U.S. Bancorp Investments, Inc. UBS Securities LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, RBS Securities Inc. toll-free at 1-866-884-2071, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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